Exhibit 99.1

For Immediate Release	News Announcement

Cinemark Holdings Announces Expansion of Senior Leadership Responsibilities

Warner Agrees to Extend His Service as Chief Executive Officer;

Copple Promoted to President/COO

Plano, Texas, January 21, 2014 — Cinemark Holdings, Inc. (“Cinemark”) (NYSE: CNK) one of the largest motion picture exhibitors in the world, today announced that its Board of Directors has expanded the responsibilities of the senior leadership in response to the company’s continued growth and successful expansion on a global scale.

“First, the Board is very pleased that Tim Warner has extended his contract as CEO of Cinemark, ensuring that we will continue to benefit from his global growth and management experience,” stated Lee Roy Mitchell, Chairman of the Board.  “In addition, Robert Copple, as CFO, has emerged as a key leader of Cinemark, contributing to its strong financial performance and helping implement some great strategic acquisitions and partnerships.   The Board is proud to announce that Mr. Copple is being promoted to President and Chief Operating Officer of Cinemark.  Mr. Copple will work closely with Mr. Warner and the entire management team to integrate into this role after we have identified and hired a new Chief Financial Officer.”

“As CFO, Robert’s outstanding performance in helping design and implement Cinemark’s global strategy over the years has proven vital to our success,” Mr. Warner commented.  “In his new leadership role, Robert will remain engaged in the day-to-day operations of the company and will be more available to help execute global strategic initiatives.  Specifically, Robert will direct the efforts of our domestic company’s senior management team, while working more directly and on a broader basis with Valmir Fernandes, President of Cinemark International, on strategic initiatives such as FLIX Media and alternative content.”

About Cinemark Holdings, Inc.:

Cinemark is a leading domestic and international motion picture exhibitor, operating 475 theatres with 5,504  screens in 40 U.S. states, Brazil, Argentina and 10 other Latin American countries as of September 30, 2013. For more information, go to investors.cinemark.com.

Investor Contact:	Media Contact:
Chanda Brashears	James Meredith
Investor Relations Manager	VP Marketing
(972) 665-1500	(972) 665-1680
investors@cinemark.com	communications@cinemark.com

Forward-looking Statements

Certain matters within this press release include “forward—looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements.  For a description of these factors, please review the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 28, 2013 and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such risk factors.